Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into, effective as of April 5, 2010 (the “Effective Date”) by and between IVAX Diagnostics, Inc., a Delaware corporation (the “Company”), and Arthur Levine (the “Executive”).

RECITALS

WHEREAS, the Company wishes to employ the Executive as Vice President of Finance of the Company upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Executive is willing to accept such employment on such terms and conditions;

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the Company and the Executive hereby agree as follows:

AGREEMENT

1.    Scope of Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, as Vice President of Finance of the Company. The Executive shall have the customary responsibilities and authority of such positions and shall perform such duties consistent with the responsibilities of such positions as may be determined and assigned to the Executive by Chief Executive Officer (“CEO”). The Executive shall devote his best efforts and his full business time, attention and energies to Company affairs as are necessary to fully perform his duties for the Company. The Executive will be considered for promotion to the position of Chief Financial Officer (“CFO”) after the first six months of employment. Upon promotion to CFO, the components of the Executive’s compensation shall be reviewed and adjusted based on prevailing market rates and negotiation by the parties in good faith.

2.    Compensation.

(a)    Base Salary. The Company agrees to pay the Executive, and the Executive agrees to accept, in payment for services to be rendered by the Executive hereunder, an aggregate base salary of $135,000 per annum (the “Base Salary”). The Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices. The Company agrees to review the Base Salary at least once per year. For all purposes under this Agreement, the term “Base Salary” shall refer to the Executive’s base salary as in effect from time to time in accordance with this Section 3(a).

(b)    Annual Bonus. In addition to the Base Salary, the Executive shall also be eligible to receive an annual cash bonus in an amount up to 30% of the Base Salary existing at the end of fiscal year applicable to the bonus (the “Annual Bonus”): (i) upon the achievement of Company-wide financial performance targets and personal performance goals in accordance with and under the terms of any annual cash incentive program, as may be amended from time to time. The Executive’s first year bonus weighting between company-wide financial performance targets and personal performance goals will be 20% and 80%, respectively. The Company shall pay the Annual Bonus, if any, in accordance with the terms of the particular bonus, but in no event later than ninety (90) days after the end of the fiscal year to which the Annual Bonus relates.

(c)    Equity Compensation. The Executive shall be eligible to receive any grants of awards by the Company under and in accordance with the Company’s equity incentive compensation plans, subject to and in compliance with all applicable laws, rules and regulations, including, without limitation, the Delaware General Corporation Law. Without limiting the generality of the foregoing, the Company hereby agrees that it will cause its duly authorized representative to execute that certain Nonqualified Stock Option Agreement, dated as of the Effective Date, pursuant to which the Company shall grant to the Executive a nonqualified stock option under the Company’s Performance Equity Plan to purchase 50,000 shares of the Company’s common stock at an exercise price per share equal to the closing price of a share of the Company’s common stock on the American Stock Exchange on the Effective Date, which options shall fully vest immediately as of the Effective Date and expire on the tenth anniversary of the Effective Date.

3.   Reimbursement of Expenses, Fringe Benefits, Etc.

(a)    Business Expenses. The Company shall pay, or promptly reimburse the Executive for, all reasonable expenses incurred by the Executive in performing his duties for the Company during the Executive’s employment with the Company upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in effect or as such policies and procedures may be modified from time to time.

(b)    Vacation; Illness. The Executive shall be entitled to three week’s paid vacation, as well as holiday and sick leave benefits in accordance with the Company’s policies.

(c)    Welfare, Pension and Incentive Benefit Plans. The Executive shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time, including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs, in each case, subject to and in compliance with the terms and conditions of such plans and programs. In addition, the Executive shall be eligible to participate in and be covered under all pension, retirement, savings and other employee benefit and perquisite plans and programs maintained from time to time by the Company, in each case, subject to and in compliance with the terms and conditions of such plans and programs.

4.    Termination. This Agreement and the Executive’s employment hereunder, may be terminated under the circumstances set forth below.

(a)    The Executive shall have the right to terminate this Agreement, and the Executive’s employment hereunder, for any reason or for no reason, including, without limitation, for Good Reason (as hereinafter defined). For purposes hereof, the term “Good Reason” shall mean any one or more of the following events, unless the Executive specifically agrees in writing that such event shall not be Good Reason:

(i)    a significant adverse change in the Executive’s authority, responsibilities or duties when compared to those applicable to the Executive in his position described in Section 1;

(ii)    material acts or conduct on the part of the Company or its officers and representatives which are designed to force the resignation of the Executive or prevent the Executive from performing his duties and responsibilities pursuant to this Agreement;

(iii)    a material breach by the Company of any material provision of this Agreement;

(b)    The Company shall have the right to terminate this Agreement, and the Executive’s employment hereunder, for any reason or for no reason, and with or without Cause (as hereinafter defined). For purposes of this Agreement, the Company shall have “Cause” to terminate this Agreement, and the Executive’s employment hereunder:

(i)    upon the Indictment (as hereinafter defined) or conviction of, or plea of nolo contendere by, the Executive for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

(ii)    upon a material violation of the policies and procedures of the Company, including, without limitation, the Company’s policies with respect to insider trading and sexual harassment, in each case, as in effect from time to time;

(iii)    upon the Executive’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate (as hereinafter defined) of the Company; or

(iv)    upon a material breach by the Executive of any of the Executive’s material obligations under this Agreement.

For purposes of this Agreement, the term “Indictment” shall mean an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made. For purposes of this Agreement, the term “Affiliate,” when used with respect to a specified person or entity, means any other person or entity in control of, controlled by or under common control with such specified person or entity.

The Company shall provide the Executive with written notice describing any event or condition that gives the Company Cause for terminating this Agreement and the Executive’s employment hereunder. Only in the case of conduct described in paragraph (iv) above, Cause will not be considered to exist unless the Executive is given thirty (30) days after the date of such written notice to cure such breach to the reasonable satisfaction of the CEO. If the Executive cures such breach to the reasonable satisfaction of the CEO within such thirty (30) day period, then the Company shall not be entitled to terminate this Agreement and the Executive’s employment hereunder for Cause.

5.    Termination Procedure.

(a)    Notice of Termination. Any termination of this Agreement, and the Executive’s employment hereunder, whether by the Company or by the Executive, during the Term of this Agreement, except as a result of the Executive’s death, shall be communicated by written notice of termination to the other party hereto. Such notice of termination shall state the specific termination provision in this Agreement relied upon in terminating this Agreement, and the Executive’s employment hereunder, and the notice of termination shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

(b)    Date of Termination. The effective date of any termination of this Agreement, and the Executive’s employment hereunder, whether by the Company or by the Executive (“Effective Termination Date”), shall be thirty (30) days after the giving of such notice of termination) set forth in such notice of termination, subject to any applicable cure periods described herein.

6.    Termination and Expiration Compensation and Benefits. The Executive acknowledges and agrees that the following compensation and benefits set forth in this Section 6 constitute liquidated damages upon the termination or expiration of this Agreement, and the Executive’s employment hereunder, and the parties hereto have agreed that such compensation and benefits are reasonable. The Executive further acknowledges and agrees that he shall have no other remedies in connection with, or as a result of, any such termination or expiration. The Company’s obligations under this Section 6 shall survive the expiration or termination of this Agreement.

(a)    Termination of Employment. Upon the expiration of this Agreement as a result of either party’s notice to the other party in accordance with Sections 5, 5(a) and 5(b), the Company shall pay to the Executive promptly after the effective date of expiration the sum of that portion of the Executive’s Base Salary plus that portion of the Annual Bonus that has been awarded and approved for payment to the Executive, in each case, only to the extent that the Base Salary and the Annual Bonus have been fully earned but not yet paid and are not subject to a deferral election or deferral requirement that has become irrevocable, as well as all expenses incurred by the Executive prior to the effective date of expiration for which the Company is required to reimburse, but had not yet reimbursed, the Executive (all such compensation, collectively, the “Accrued Compensation”).

(b)    Termination without Cause, Resignation for Good Reason

(i)    In the event this Agreement, and the Executive’s employment hereunder, is terminated by the Company without Cause or by the Executive for Good Reason, then promptly after the Effective Termination Date the Company shall pay to the Executive the Accrued Compensation and a one-time lump sum payment in an amount equal to fifty percent (50%) of the Executive’s Annual Base Salary in effect as of the effective date of termination (such one-time lump sum payment, the “Severance Payment”). Notwithstanding the foregoing and anything in this Agreement to the contrary, in the event the Executive’s employment hereunder is terminated by the Company without Cause, then, as a precondition to the Company’s obligation to pay the Severance Payment to the Executive, the Executive shall execute a general release in favor of the Company in form and substance which is acceptable to the Company in its sole discretion (the “Release”) and the Release shall become effective.

(ii)    In addition, only in the case this Agreement, and the Executive’s employment hereunder, is terminated by the Company without Cause, or is terminated by the Executive for Good Reason, the Company, at its sole expense, shall maintain in full force and effect for the continued benefit of the Executive and the Executive’s spouse and dependents for a period of six (6) months following the Effective Termination Date all welfare benefit plans or programs maintained by the Company, including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs, in which the Executive or his spouse or dependents were participating immediately prior to the effective date of termination at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by the Executive for such benefits) as existed immediately prior to the effective date of termination (except to the extent that the Executive and/or his spouse or dependents may be ineligible for one or more such benefits under applicable plan terms).

7.    Non-Disclosure, Non-Solicitation and Related Obligations.

(a)    Executive Acknowledgements. The Executive acknowledges that as a part of the Executive’s employment hereunder, the Executive shall be afforded access to Confidential Information (as hereinafter defined), (ii) that public disclosure or utilization of such Confidential Information in violation of this Agreement could have a material and adverse impact on the Company and its business and (iii) that, accordingly, the non-disclosure provisions of this Agreement are reasonable and necessary to prevent the improper use or disclosure of Confidential Information. The Executive further acknowledges (W) that the Company’s business is international in scope and its products and services are marketed throughout the world, (X) that the Company and its products and services compete with other businesses and products and services located throughout the world, (Y) that the Company provides resources and training to the Company’s employees (including the Executive) related to the Company’s products and services and processes that are available only to the Company’s employees and cannot be acquired outside of the Company and (Z) that, accordingly, the non-solicitation and related restrictive provisions of this Agreement are reasonable and necessary to protect the Company’s goodwill with its customer base, its investment in its employees and its interests in its Confidential Information.

(b)    Non-Disclosure Obligation. Without the prior written consent of the Company, except as may be required by applicable law, rule or regulation, the Executive will not, at any time, either during or after his employment with the Company, directly or indirectly, divulge or disclose to any person or entity, including, without limitation, any future employer, or use for the Executive’s own or others’ benefit or gain, any financial information, prospects, customers, tenants, suppliers, clients, sources of leads, methods of doing business, intellectual property, plans, products, data, results of tests or any other trade secrets or confidential materials or like information of the Company, including, without limitation, any and all information and instructions, technical or otherwise, prepared or issued for the use of the Company (collectively, the “Confidential Information”), it being the intent of the Company, with which intent the Executive hereby agrees, to restrict the Executive from dissemination or using any like information that is not readily available to the general public.

(c)    Information is Property of the Company. All books, records, accounts, customer, client and other lists, customer and client street and e-mail addresses and information (whether in written form or stored in any computer medium) relating in any manner to the business, operations, or prospects of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon the expiration of this Agreement or earlier termination of the Executive’s employment with the Company, or at the Company’s request at any time. Upon the expiration of this Agreement or earlier termination of the Executive’s employment with the Company, the Executive shall immediately deliver to the Company all lists, books, records, schedules, data and other information (including all copies thereof) of every kind relating to or connected with the Company and its activities, business and customers.

(d)    Covenant Not to Solicit. The Executive agrees that during his employment and for a period of one (1) year after the termination or expiration of this Agreement, and the Executive’s employment hereunder (such one (1) year period, the “Post-Employment Restricted Period”), the Executive shall not, directly or indirectly, without the prior written consent of the Company, interfere with or disrupt or diminish or attempt to disrupt or diminish, or take any action that could reasonably be expected to disrupt or diminish, any past, present or prospective relationship, contractual or otherwise, between the Company and any customer, supplier, consultant, employee or independent contractor of the Company.

(e)    No Raiding. The Executive agrees that, during his employment and throughout the Post-Employment Restricted Period, the Executive shall not, directly or indirectly, without the prior written consent of the Company, solicit, recruit, employ or otherwise engage as an employee, independent contractor, consultant or advisor or attempt to solicit, recruit, employ or otherwise engage as an employee, independent contractor, consultant or advisor, any person who is or was an employee, independent contractor, consultant or advisor of or to the Company at any time during the Executive’s last twelve (12) months of employment with the Company, or in any manner induce or attempt to induce any person who is or was during the Executive’s last twelve (12) months of employment with the Company an employee, independent contractor, consultant or advisor of or to the Company to terminate that person’s relationship with the Company.

(f)    Non-Disparagement. The Executive agrees that he will not, directly or indirectly, disparage the Company or disseminate, or cause or permit others to disseminate, negative statements regarding the Company or any employee, officer, director or agent of the Company. The Company agrees that it will not, directly or indirectly, disparage the Executive or disseminate, or cause or permit others to disseminate, negative statements regarding the Executive. Notwithstanding the foregoing, neither the Executive nor the Company is barred or otherwise restricted from complying with applicable laws, rules and regulations.

8.    Enforcement and Remedies.

(a)    Enforcement. It is the desire and intent of the Company and the Executive that the provisions of this Agreement be enforced to the fullest extent permissible under the laws, rules, regulations and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, although the Executive and the Company consider the provisions of this Agreement to be reasonable for the purpose of preserving and protecting the legitimate interests of the Company, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

9.    Withholding. The Company shall withhold and deduct such amounts from any compensation or other benefits payable to the Executive under this Agreement on account of payroll and other taxes and similar items as may be required by applicable law, rule or regulation.

10.         Indemnity. The Company shall, to the fullest extent permitted under the laws of the State of Delaware, indemnify and hold harmless the Executive from and against any and all liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in settlement or as fines or penalties, and counsel fees and disbursements, reasonably incurred by the Executive in connection with the defense or disposition of, or otherwise in connection with or resulting from, any action, suit or other proceeding, whether civil, criminal, administrative or investigative, before any court or administrative or legislative or investigative body, in which the Executive may be or may have been involved as a party or otherwise or with which the Executive may be or may have been threatened, while in office or thereafter, by reason of the Executive’s having the position of Vice President of Finance of the Company or by reason of any action taken or not taken in such capacity, except with respect to any matter as to which the Executive shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith or in a manner he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

11.         Entire Agreement. This Agreement contains the entire understanding between the Company and the Executive and supersedes any and all other oral and written agreements or understandings between them.

12.         Controlling Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida, without regard to its conflicts of law principles. Each of the Company and the Executive unconditionally and irrevocably agrees that the exclusive forum and venue for any action, suit or proceeding shall be in Miami-Dade County, Florida, and each consents to submit to the exclusive jurisdiction, including, without limitation, personal jurisdiction, and forum and venue of the Circuit Courts of the State of Florida or the United States District Court for the Southern District of Florida, in each case, located in Miami-Dade County, Florida.

13.         Notice. All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, or sent by nationally-recognized, overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company, then to:	IVAX Diagnostics, Inc.
2140 North Miami Avenue
Miami, Florida 33127
Attention: Charles R. Struby, Ph.D.

If to the Executive, then to:	IVAX Diagnostics, Inc.
2140 North Miami Avenue
Miami, Florida 33127
Attention: Arthur Levine

or to such other address as either party may furnish to the other in writing in accordance herewith. All such notices and other communications shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by nationally-recognized, overnight courier, on the first business day immediately following dispatch and (iii) in the case of mailing as described above, on the third business day following such mailing.

14.         Amendment and Waiver. No provision of this Agreement may be amended, modified or canceled unless such amendment, modification or cancellation is agreed to in a writing signed by the Executive and by a duly authorized officer of the Company, and no provision of this Agreement may be waived unless such waiver is set forth in a writing signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15.         Validity. If any provision of this Agreement shall for any reason be finally held illegal, invalid or unenforceable by a court or agency of competent jurisdiction, such provision shall be modified by such court or the parties, as the case may be, so as to cause such provision to be legal, valid and enforceable to the maximum extent permitted by law (and to the extent modified, it shall be modified so as to reflect, to the extent possible, the intent of the parties) and shall in no way affect or impair the legality, validity or enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect, and this Agreement shall be interpreted as if such illegal, invalid or unenforceable provision was not contained in this Agreement.

16.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17.         Headings. The section and paragraph headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date and year first above written.

IVAX DIAGNOSTICS, INC., a Delaware corporation

By:	/s/ Charles R. Struby, Ph.D.
Name:	Charles R. Struby, Ph.D.
Title:	CEO and President

/s/ Arthur Levine
Arthur Levine